Exhibit 21.1

Subsidiary	Beijing Gas’s Equity Interest
Yu Tian county Zhong Ran Wei Ye Gas Ltd.	90%
Ning Jing Wei Ye Gas Ltd.	95%
Xing Tang County Wei ye Gas Ltd.	95%
Lin Zhang County Wei Ye Gas Ltd.	85%
Jin Zhou Wei Ye Gas Ltd.	95%
Wu Qiao County Gas Ltd.	95%
Long Yao County Zhong Ran Wei Ye Gas Ltd.	95%
Shen Zhou Wei Ye Gas Ltd.	95%
Pei County Wei Ye Gas Ltd.	90%
Si Hong Wei Ye Gas Ltd.	95%
Si Shui Wei Ye Gas Ltd.	95%
Lang Fang Development Zone Wei Ye Dangerous Goods Transportation Ltd.	95%
Beijing Zhong Ran Xiang Ke Gas Technology Ltd.	40%
Zhangjiakou City Xiahuayuan Jinli Gas Ltd. Co.	100%
Yuxian Jinli Gas Ltd. Co.	100%
Beijing Chenguang Gas Ltd., Co.	100%
Changli Gas Co. Ltd.	100%
Hengshui Gas Co. Ltd.	100%
Pegasus Tel, Inc.*	100%

*	Pegasus Tel has only nominal operations. We did spin it off in the form of a dividend to our shareholders of record as of August 30, 2006. Please see our schedule 14(c) filed on May 4, 2007.